SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a)
of the Securities Exchange Act of 1934
(Amendment No. _____)

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☐	Soliciting Material Pursuant to (S) 240.14a-11(c) or (S) 240.14a-12

PROXIM CORPORATION

(Name of Registrant as Specified in its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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PROXIM CORPORATION

935 Stewart Drive
Sunnyvale, California 94085

NOTICE OF ANNUAL MEETING OF STOCKHOLDERS

To be Held on May 29, 2003

To the Stockholders of Proxim Corporation:

      Notice is hereby given that the annual meeting of stockholders of Proxim Corporation, a Delaware corporation (the “Company” or “Proxim”), will be held on Thursday, May 29, 2003 at 10:00 a.m. local time at the Company’s principal executive offices located at 935 Stewart Drive, Sunnyvale, California 94085 for the following purposes, all as more fully described in the attached proxy statement:

1.	To elect two Class III directors to hold office until the 2006 annual meeting of stockholders.

2.	To approve a proposed amendment to Proxim Corporation’s Amended and Restated Certificate of Incorporation to increase the total number of shares of stock that the Corporation shall have authority to issue from 325,000,000 to 425,000,000, to make corresponding adjustments in the number of shares of such authorized common stock designated as Class A common stock and Class B common stock, and to reflect certain related voting rights of Series A preferred stock.

3.	To ratify the appointment of PricewaterhouseCoopers LLP as independent accountants of the Company for the fiscal year ending December 31, 2003.

4.	To transact such other business as may properly come before the meeting or any adjournment or postponement thereof.

      Stockholders are urged to read carefully the attached proxy statement for additional information concerning the matters to be considered at the annual meeting. The Board of Directors has fixed the close of business on April 4, 2003 as the record date for identifying those stockholders entitled to notice of, and to vote at, the annual meeting and at any adjournments or postponements of the annual meeting. Only stockholders of record at the close of business on the record date will be entitled to notice of, and to vote at, the annual meeting or any postponement or adjournment thereof.

      All stockholders are cordially invited to attend the annual meeting in person. Whether or not you expect to attend the annual meeting, please complete, date, sign and return the enclosed proxy card as promptly as possible to ensure your representation at the meeting. A return envelope (which is postage prepaid if mailed in the United States) is enclosed for that purpose. Holders of record may also vote by telephone by following the instructions provided on the enclosed proxy card. Even if you have returned your proxy card or voted by telephone, you may still vote in person if you attend the meeting. Please note, however, that if your shares are held of record by a broker, bank or other nominee and you wish to vote at the meeting, you must obtain from that broker, bank or other nominee a proxy card issued in your name.

      Enclosed with the attached proxy statement is a copy of the Company’s Annual Report on Form 10-K for the year ended December 31, 2002.

By Order of the Board of Directors,

Keith E. Glover
Executive Vice President,
Chief Financial Officer and Secretary

Sunnyvale, California

April [xx], 2003

INFORMATION CONCERNING SOLICITATION AND VOTING
PROPOSAL I ELECTION OF DIRECTORS
PROPOSAL II APPROVE THE PROPOSED AMENDMENT TO THE PROXIM CORPORATION AMENDED AND RESTATED CERTIFICATE OF INCORPORATION
PROPOSAL III RATIFICATION OF APPOINTMENT OF INDEPENDENT ACCOUNTANTS
SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT
EXECUTIVE COMPENSATION
INDEPENDENT PUBLIC ACCOUNTANTS
INDEPENDENT ACCOUNTANT’S FEES
ANNUAL REPORT ON FORM 10-K
OTHER MATTERS

PROXIM CORPORATION

935 Stewart Drive
Sunnyvale, California 94085

PROXY STATEMENT

FOR THE ANNUAL MEETING OF STOCKHOLDERS
To be Held on May 29, 2003

INFORMATION CONCERNING SOLICITATION AND VOTING

General

      The enclosed proxy is solicited on behalf of the Board of Directors of Proxim Corporation (formerly, Western Multiplex Corporation, “Western Multiplex”) (the “Company” or “Proxim”) for use at the Company’s annual meeting of stockholders to be held on Thursday, May 29, 2003 at 10:00 a.m. local time, or at any adjournment or postponement of the meeting, for the purposes set forth in this proxy statement and in the accompanying notice of annual meeting. The annual meeting will be held at the Company’s principal executive offices located at 935 Stewart Drive, Sunnyvale, California 94085. We intend to mail this proxy statement and accompanying proxy card on or about April [xx], 2003, to all stockholders entitled to vote at the annual meeting.

Recent Significant Business Combinations

      On March 26, 2002, following receipt of approval of the stockholders of Western Multiplex and Proxim, Inc., Western Multiplex and Proxim, Inc. consummated a merger pursuant to the terms of an Agreement and Plan of Reorganization, dated as of January 16, 2002 (the “Merger Agreement”), among Western Multiplex, Proxim, Inc. and Walnut-Pine Merger Corp., a wholly-owned subsidiary of Western Multiplex (“Merger Sub”). Pursuant to the Merger Agreement, Merger Sub merged with and into Proxim, Inc. (the “Merger”), with Proxim, Inc. surviving the Merger as a wholly-owned subsidiary of Western Multiplex. In connection with the Merger, Western Multiplex, trading symbol “WMUX,” changed its name to “Proxim Corporation” and its trading symbol to “PROX.” As a result of the Merger, each share of Proxim, Inc. common stock was converted into the right to receive 1.8896 shares of the Company’s common stock (the “Exchange Ratio”). Each outstanding option to purchase shares of Proxim, Inc. common stock was assumed by the Company and converted into an option to purchase a number of shares of the Company, adjusted based on the Exchange Ratio, with the exercise price adjusted accordingly.

      On August 5, 2002, we acquired the 802.11 WLAN systems business of Agere Systems Inc., including the ORiNOCOTM product line, for $65 million in cash (the “ORiNOCO Acquisition”). To finance our acquisition of Agere’s 802.11 WLAN systems business, we entered into a Securities Purchase Agreement with Warburg Pincus Private Equity VIII, LP, Broadview Capital Partners LP and affiliated entities, which agreed to collectively invest $75 million in Proxim. These investors received 1,640,000 shares of redeemable convertible Series A Preferred Stock in the amount of approximately $41 million, with a conversion price of approximately $3.06 per share, and warrants to purchase approximately 6.7 million shares of our common stock valued at $12.3 million. The remaining $34 million of the investment was in the form of convertible notes. Pursuant to the Securities Purchase Agreement, we also agreed to hold a special meeting of our stockholders to approve the conversion of the notes and the issuance to the investors of additional warrants to purchase shares of our common stock. Upon receipt of approval of our stockholders at the special meeting held on October 8, 2002, we converted the notes issued to these investors into 1,360,000 shares of our Series A preferred stock and we granted to the investors additional warrants to purchase approximately 5.6 million shares of our common stock. In total, these investors received 3,000,000 shares of our Series A preferred stock and were granted warrants to acquire 12,271,345 shares of common stock for approximately $3.06 per share.

Solicitation

      The Company will pay for the entire cost of proxy solicitations in connection with the annual meeting, including preparation, assembly, printing and mailing of solicitation materials. We will provide copies of solicitation materials to banks, brokerage houses, fiduciaries and custodians holding shares of common stock beneficially owned by others to forward these materials to the beneficial owners of common stock. We may reimburse persons representing beneficial owners of common stock for their costs of forwarding solicitation materials. Directors, officers or other regular employees of ours, or if we request, our proxy solicitor, may also solicit proxies by telephone, telegram or in person. We will not additionally compensate directors, officers or other regular employees for these services but Georgeson Shareholder will be paid its customary fee of approximately $7,500 if we use it for solicitation.

Record Date, Voting Rights and Outstanding Shares

      Only stockholders of record at the close of business on April 4, 2003 will be entitled to notice of, and to vote at, the annual meeting. As of such date, there were (i) 121,579,796 shares of our common stock outstanding and entitled to vote, held by approximately 443 stockholders of record, and (ii) 3,000,000 shares of Series A preferred stock outstanding and entitled to vote on an as-converted basis, held by 4 stockholders of record. As of April 4, 2003, such holders of Series A preferred stock would have been entitled to receive, upon conversion of their preferred shares, an aggregate of 25,851,557 shares of our common stock.

      On all matters to be voted upon at the annual meeting, each holder of record of common stock will be entitled to one vote for each common share held as of April 4, 2003. In addition, on all matters to be voted upon at the annual meeting, each holder of record of Series A preferred stock will be entitled to a number of votes per share of Series A preferred stock as such holder would have been entitled to receive in the event each such share of Series A preferred stock held as of April 4, 2003 had been converted into common stock in accordance with applicable conversion rights.

      Proxies properly executed, duly returned to the Company and not revoked will be voted in accordance with the specifications indicated. Where no specifications are given, such proxies will be voted as the management of the Company may propose. If any matter not described in this proxy statement is properly presented for action at the meeting, the persons named on the enclosed proxy card will have discretionary authority to vote according to their best judgment.

Quorum, Abstentions and Broker Non-Votes

      The required quorum for the transaction of business at the annual meeting is a majority of votes eligible to be cast by the holders of shares of common stock issued and outstanding and the holders of shares of preferred stock, on an as-converted basis, issued and outstanding as of the close of business on April 4, 2003. Shares that are voted “FOR,” “AGAINST,” “WITHHELD” or “ABSTAIN” in respect of any matter presented at the annual meeting are treated as being present at the meeting for purposes of establishing a quorum and are also treated as shares entitled to vote at the annual meeting (the “Votes Cast”) with respect to each such matter.

      While there is no definitive statutory or case law authority in Delaware as to the proper treatment of abstentions, the Company believes that abstentions should be counted for the purposes of determining both (i) the presence or absence of a quorum for the transaction of business and (ii) the total number of Votes Cast with respect to a proposal (other than the election of directors). In the absence of controlling precedent to the contrary, the Company intends to treat abstentions in this manner. Accordingly, abstentions will have the same effect as a vote against the proposal.

      The Delaware Supreme Court has held that, while broker non-votes should be counted for purposes of determining the presence or absence of a quorum for the transaction of business, broker non-votes should not be counted for purposes of determining the number of Votes Cast with respect to the particular proposal on which the broker has expressly not voted. The Company intends to treat broker non-votes in a similar manner. Thus, a broker non-vote will not affect the outcome of the voting on a proposal.

Revocability of Proxies

      Any person giving a proxy in response to this solicitation has the power to revoke it at any time prior to the time that proxy is voted at the annual meeting. Proxies may be revoked by any of the following actions:

•	delivering a written notice to our corporate secretary at our principal executive offices (935 Stewart Drive, Sunnyvale, California 94085) bearing a date later than the date of the proxy stating that the proxy is revoked;

•	signing and delivering a later-dated proxy relating to the same shares to our corporate secretary at our principal executive offices;

•	delivering a later-dated proxy using the telephone voting procedures described on the enclosed proxy card; or

•	attending the annual meeting and voting in person (although attendance at the meeting will not, by itself, revoke a proxy).

Stockholder Proposals

      If a stockholder intends to submit a proposal at our 2004 annual meeting of stockholders and desires to have such proposal included in the Company’s proxy materials relating to such meeting, such proposal must be received by the Company at its principal executive offices no later than December [xx], 2003, which is 120 calendar days prior to the anniversary of the mailing date of this proxy statement, and must be in compliance with applicable laws and regulations in order to be considered for possible inclusion in the proxy statement and form of proxy for that annual meeting. Stockholders are advised to review the Company’s Amended and Restated Bylaws (the “Bylaws”), which contain additional requirements with respect to advance notice of stockholder proposals and director nominations.

      If a stockholder intends to submit a proposal at our 2004 annual meeting of stockholders that is not eligible for inclusion in the proxy statement relating to the meeting, and the stockholder fails to give us notice in accordance with the requirements set forth in the Securities Exchange Act of 1934, as amended, no later than March [xx], 2004, which is 45 calendar days prior to the anniversary of the mailing date of this proxy statement, then the Company’s proxy holders will be allowed to use their discretionary authority when and if the proposal is raised at our 2004 annual meeting.

      The Company has not been notified by any stockholder of his or her intent to present a stockholder proposal from the floor at this year’s annual meeting.

PROPOSAL I

ELECTION OF DIRECTORS

      The Company’s Amended and Restated Certificate of Incorporation (the “Certificate of Incorporation”) and Bylaws provide that the Board of Directors shall be divided into three classes. During the fiscal year ended December 31, 2002 and for the periods specified, each class consisted of the directors named below. The term of office for Class I expires at the annual meeting of stockholders to be held in 2004, the term of office for Class II expires at the annual meeting of stockholders to be held in 2005 and the term of office for Class III expires at the annual meeting of stockholders to be held on May 29, 2003. The term of each director in these three classes is for three years following election, or until earlier death, resignation or retirement. A director appointed to fill a vacancy (including a vacancy created by an increase in the size of the Board of Directors) will serve for the remainder of the term of the class of directors in which the vacancy occurred or until his or her successor is duly elected and qualified. In addition, for so long as Warburg Pincus Private Equity VIII, LP and its affiliates beneficially own at least twenty-five percent of the shares of our Series A preferred stock issued to it in connection with the ORiNOCO Acquisition or the shares of common stock issuable on conversion of its Series A preferred stock, Warburg Pincus Private Equity VIII, LP has the right to nominate for election one individual to serve as a Class II director.

Directors Serving During the Fiscal Year Ended December 31, 2002

Directors Prior to the Merger

      From January 1, 2002 until March 26, 2002, the following nine individuals served on our Board of Directors:

Class I:	Michael J. Boskin, Jeffrey M. Hendren and Michael S. Seedman
Class II:	Hironori Aihara, Peter O. Crisp and Amir Zoufonoun
Class III:	Timothy C. Collins, Stanley S. Shuman and Jonathan N. Zakin

      In connection with the Merger and effective March 26, 2002, Dr. Boskin and Messrs. Aihara, Collins, Crisp, Hendren, Seedman, Shuman, Zakin and Zoufonoun each tendered resignations from the Board of Directors of Western Multiplex.

Directors Following the Merger

      Also in connection with the Merger and effective March 26, 2002, the following individuals, excluding Mr. Bettino, were duly nominated and appointed as members of the Board of Directors of Proxim Corporation. At our annual meeting held on June 13, 2002, the stockholders of the Company reelected as Class II directors each of Dr. Boskin and Messrs. Gilmore and Zakin. In connection with the ORiNOCO Acquisition and effective October 8, 2002, Mr. Bettino was duly nominated by Warburg Pincus Private Equity VIII, LP and appointed by our Board of Directors to serve as a Class II director. Each of the following directors was serving on our Board of Directors as of December 31, 2002.

Class I:	David C. King and Kenneth E. Westrick
Class II:	Lorenzo A. Bettino, Michael J. Boskin, Merle L. Gilmore and Jonathan N. Zakin
Class III:	Jeffrey D. Saper and Joseph R. Wright, Jr.

      In March 2003, Dr. Boskin tendered his resignation from our Board of Directors. The Board of Directors is endeavoring to select a qualified director nominee to fill the vacancy created by the resignation of Dr. Boskin.

      The term of the Class III directors expires on the occurrence of our annual meeting on May 29, 2003. The current directors are nominated for reelection for a Class III directorship. If elected at the annual meeting, each of the nominees will serve until the 2006 annual meeting or until his successor is duly elected and qualified, or until his earlier death, resignation or removal.

      Directors are elected by a plurality (excess of votes cast over opposing nominees) of the votes present in person or represented by proxy and entitled to vote at the meeting. Shares represented by signed proxies will be voted, if the authority to do so is not withheld, on an as-converted basis for the election of the two nominees, named below, for reelection to a Class III directorship. If any nominee unexpectedly is unavailable for election, these shares will be voted for the election of a substitute nominee proposed by a majority of directors then in office, provided a quorum is present. Each person nominated for election has agreed to serve if elected. We have no reason to believe that either nominee will be unable to serve as a director of the Company.

      Set forth below is biographical information for each person nominated for reelection and each other current director of the Company.

Nominees for Reelection to a Class III Directorship for a Three-Year Term Expiring at the 2006 Annual Meeting

      Jeffrey D. Saper, Age 54. Mr. Saper has served as a member of our Board of Directors since March 2002. From December 1997 to March 2002, Mr. Saper served as a director of Proxim, Inc. and from February 1997 to March 2002, Mr. Saper served as Proxim, Inc.’s Secretary. Mr. Saper has been a corporate partner in the firm of Wilson Sonsini Goodrich & Rosati, Professional Corporation, since 1980 and is currently also a member of the firm’s Executive Management Committee and Policy Committee. Mr. Saper also serves on the board of directors of Converse, Inc., an athletic footwear maker. Mr. Saper received a J.D. and a B.A., both from New York University.

      Joseph R. Wright, Jr., Age 64. Mr. Wright has served as a member of our Board of Directors since March 2002. Since August 2001, Mr. Wright has also served as President and Chief Executive Officer of PanAmSat, Corp., one of the world’s largest providers of global satellite-based communications services. Mr. Wright is Vice Chairman of Terremark Worldwide, Inc., a developer and operator of network access points (NAP’s) in the United States and Brazil. Previously, he served as Chairman and Director of GRC International, a public company providing advanced IT, Internet and software technologies to government and commercial customers. Mr. Wright also served as deputy director and director of the Federal Office of Management and Budget and a member of the President’s Cabinet during the Reagan Administration from 1982 to 1989 and, from 1981 to 1982, as Deputy Secretary of Commerce. Mr. Wright held positions as President of two Citibank subsidiaries and as a partner of Booz Allen & Hamilton, Inc. Mr. Wright also serves on the board of directors of the following public companies: Fairmarket, Inc., an excess inventory solutions provider; Titan Corporation, an information and communications solutions provider for national security; and Verso Technologies, Inc., a next generation communications solutions provider. Mr. Wright received an M.I.A. from Yale University and a B.S. in Professional Engineering from the Colorado School of Mines.

THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS

A VOTE “FOR” EACH DIRECTOR NOMINEE.

Class I Directors Continuing in Office Until the 2004 Annual Meeting

      David C. King, Age 43. Mr. King has served as Vice Chairman of our Board of Directors since December 2002. From March 2002 to December 2002, Mr. King served as our President and Chief Operating Officer. Prior to the Merger, Mr. King served as Chairman of the Board of Directors, President and Chief Executive Officer of Proxim, Inc. When Mr. King joined Proxim, Inc. in 1992, he served as Vice President of Marketing and Acting Chief Financial Officer. He was appointed President, Chief Executive Officer and director of Proxim in 1993 and was appointed Chairman of the Board of Directors in 1996. From 1990 to 1992, prior to joining Proxim, Inc., Mr. King served as Vice President of Marketing and General Manager of Customer Service for Vitalink Communications Corporation, a LAN internetworking subsidiary of Network Systems Corporation. Mr. King has also held senior management positions within the high technology and healthcare practices of McKinsey & Company, Inc. Mr. King received an M.B.A., a J.D. and a B. A., all from Harvard University.

      Kenneth E. Westrick, Age 45. Mr. Westrick has served as a member of our Board of Directors since March 2002. From 1997 to 2001, Mr. Westrick served as President and Chief Executive Officer of New Focus, Inc., a supplier of fiber optic components. Prior to 1997, Mr. Westrick spent nine years at Cornerstone Imaging, Inc., where he held positions including Senior Vice President, General Manager of the Display Division and Managing Director of Europe. Mr. Westrick received an M.B.A. from Stanford University and a B.A. from Northwestern University.

Class II Directors Continuing in Office Until the 2005 Annual Meeting

      Lorenzo A. Bettino, Age 42. Mr. Bettino has served as a member of our Board of Directors since October 2002. Since September 2001, Mr. Bettino has been a Managing Director of Warburg Pincus & Co. From 1996 to 2001, Mr. Bettino was a founding partner at Baker Capital, a private equity firm. From 1989 to 1996, Mr. Bettino was a partner with Dillon Read Venture Capital, where he focused on technology and data communications investments. An experienced engineer, Mr. Bettino held a series of positions at International Business Machines Corporation prior to 1989. Mr. Bettino serves as a director of SS8 Networks, Inc., a telecommunications software provider, and as a director of Elematics, Inc., an optical data communications software provider. Mr. Bettino received an M.B.A. from Harvard Business School and a B.S. in Electrical Engineering in electrical engineering from Rensselaer Polytechnic Institute.

      Merle L. Gilmore, Age 55. Mr. Gilmore has served as a member of our Board of Directors since March 2002. Since August 2001, Mr. Gilmore has been an industrial partner with Ripplewood Investments LLC, a private equity firm. Since May 2001, he has also been Chairman of the Board of D&M Holdings Inc., the parent company of Japan-based premium audio, video and home theater brands Denon and Marantz. Mr. Gilmore spent 30 years at Motorola, Inc. prior to retiring in 2000, and during this time he held several executive positions in Motorola’s telecommunications businesses. Mr. Gilmore also led Motorola’s acquisition of General Instruments and was President of Europe, Middle East and Africa. Mr. Gilmore received an M.S.E.E. from Florida Atlantic University and a B.S.E.E. from the University of Illinois.

      Jonathan N. Zakin, Age 53. Mr. Zakin has served as our Chairman of the Board of Directors and Chief Executive Officer since March 2002. From November 1999 to March 2002, Mr. Zakin served as Chairman of the Board of Directors and Chief Executive Officer of Western Multiplex. Mr. Zakin is also currently President of Leeward Technology Partners and Leeward Management Inc., affiliates of Ripplewood Investments LLC (formerly known as Ripplewood Holdings LLC), and he is the Manager of Seaview Holdings, LLC, a private investment fund. Prior to founding Leeward Technology Partners in 1997, he held executive positions at U.S. Robotics, a communications equipment company, including Executive Vice President of Business Development and Corporate Strategy from 1995 to 1997, Executive Vice President of Sales and Marketing from 1989 to 1995 and Vice President of Sales from 1987 to 1989. Mr. Zakin was elected a director of U.S. Robotics in 1988. He has also held various executive and management positions, both domestically and internationally, with Winterhalter, Inc., Cosma International, Brisk and Kindle and J. Henry Schroder Corp. Mr. Zakin received an M.B.A. from Harvard Business School and a B.A. from New York University.

Board Committees and Meetings

      The Board of Directors of the Company held a total of 15 meetings during 2002. The Board of Directors has an audit committee and a compensation committee. No incumbent director who served as a director during our fiscal year ended December 31, 2002 attended fewer than 75% of the sum of (i) the total number of meetings of the Board of Directors held during the applicable period of service as a director and (ii) the total number of meetings of all committees of the Board of Directors held during the applicable period of service as a member of such committee. The Board of Directors did not have a nominating committee during 2002 but is endeavoring to establish a nominating committee consisting of at least two members.

      The audit committee of the Board of Directors held a total of 3 meetings during 2002. From January 1, 2002 until March 26, 2002, Messrs. Aihara, Crisp, Hendren and Seedman served as members of the audit committee, with Mr. Crisp serving as the audit committee chair. Following the Merger and effective

March 26, 2002, Messrs. Gilmore, Saper and Wright served as members of the audit committee, with Mr. Wright serving as the committee’s chair.

      In discharging its duties, the audit committee performs the following functions, among others: (i) reviews and approves the scope of the annual audit, non-audit services to be performed by the independent accountants and the independent accountants’ audit and non-audit fees; (ii) appoints and, as appropriate, replaces the independent auditors, pre-approves all audit and non-audit services of the independent accountants and assesses the qualifications and independence of the independent accountants; (iii) reviews the performance of the Company’s internal audit function, the Company’s auditing, accounting and financial reporting procedures and independent accountants; (iv) reviews the general scope of our accounting, financial reporting, annual audit and internal audit programs and matters relating to internal control systems; (v) monitors the Company’s compliance with related legal and regulatory requirements; (vi) retains, when necessary and appropriate, independent legal, accounting or other advisors, (vii) meets independently with our independent accountants and senior management; (viii) reviews and discusses with management periodic and annual reports prepared by the Company for filings with the Securities and Exchange Commission, including making a recommendation to our Board of Directors that the audited financial statements of the Company be included in our Annual Report on Form 10-K filed with the Securities and Exchange Commission; and (ix) reviews the results of the annual audit and interim financial statements, auditor independence issues and the adequacy of the written audit committee charter adopted by our Board of Directors. A report of the audit committee for our fiscal year ended December 31, 2002 is included below in the section entitled “Audit Committee Report.”

      The Board of Directors of the Company evaluated the independence of audit committee members during 2002 under Rule 4200, as amended, of the listing standards of the National Association of Securities Dealers (“NASD”). Under Rule 4200, each of the current audit committee members, Messrs. Gilmore, Saper and Wright, are considered independent. In addition, each of Messrs. Aihara, Crisp and Seedman were considered independent under the Rule during their service as members of the audit committee from January 1, 2002 until March 26, 2002. Mr. Hendren was not considered independent under the Rule because, during the term of his service as an audit committee member, Mr. Hendren was an employee of Ripplewood Investments LLC, an affiliate of the Company’s controlling stockholder prior to the Merger. Our Board of Directors determined, however, that the addition of Mr. Hendren to the audit committee was appropriate and acceptable prior the Merger because his extensive industry and financial expertise and background served the best interests of the Company and its stockholders at that time. Our Board further determined that Mr. Hendren’s service as an audit committee member from January 1, 2002 until March 26, 2002 complied with the conditions stipulated in Rule 4350 of the listing standards of the NASD that allow one director who is not independent to serve on the audit committee of the Board of Directors in exceptional and limited circumstances.

      Following the annual meeting, the Board of Directors will reconsider the constitution of our audit committee for fiscal year 2003 and beyond in view of the independence requirements of the Sarbanes-Oxley Act of 2002.

      The compensation committee of the Board of Directors held a total of 2 meetings during 2002. From January 1, 2002 until March 26, 2002, Dr. Boskin and Messrs. Crisp and Hendren served as members of the compensation committee, with Mr. Crisp serving as the compensation committee chair. Following the Merger and effective March 26, 2002, Dr. Boskin and Messrs. Gilmore and Westrick served as members of the compensation committee, with Mr. Westrick serving as the committee’s chair. The compensation committee is primarily responsible for making recommendations to the Board of Directors regarding the Company’s executive compensation policy and incentive compensation policy for employees and consultants to the Company and for making final determinations regarding bonus arrangements and awards of stock options for such persons. A report of the compensation committee for our fiscal year ended December 31, 2002 is included below in the section entitled “Report of the Compensation Committee on Executive Compensation.”

      Messrs. Gilmore and Westrick will continue in their capacities as compensation committee members for fiscal year 2003. The Board of Directors is endeavoring to appoint a third compensation committee member to fill the vacancy created by the resignation of Dr. Boskin.

      The Board of Directors intends to comply with new rules relating to the composition and duties of the Board and its committees, as promulgated by the Securities and Exchange Commission and the Nasdaq National Market, no later than the compliance dates set forth in releases and regulations relating to the final adoption of such rules.

PROPOSAL II

APPROVE THE PROPOSED AMENDMENT TO THE
PROXIM CORPORATION AMENDED AND RESTATED CERTIFICATE OF INCORPORATION

      The Board of Directors recommends that the Company’s stockholders approve an amendment to Section A of Article IV of our Certificate of Incorporation (i) to increase the total number of shares of stock that the Corporation shall have authority to issue from 325,000,000 to 425,000,000, (ii) to adjust the number of shares of common stock designated as Class A common stock of the Company from 200,000,000 to 390,000,000, (iii) to adjust the number of shares of common stock designated as Class B common stock of the Company from 100,000,000 to 10,000,000, and (iv) to reflect certain voting rights of the holders of Series A preferred stock with respect to changes in Section A of Article IV of our Certificate of Incorporation that adversely affect the rights of such holders, as such voting rights are set forth in the Certificate of Designations, Preferences and Privileges of Series A Convertible Preferred Stock of Proxim Corporation (the “Certificate of Designations”).

      The primary purpose of this amendment to our Certificate of Incorporation is to make available for issuance by the Company additional shares of Class A common stock, which constitutes the only class of our common stock that is currently outstanding. In connection with our initial public offering in August 2000, each share of Class B common stock issued and outstanding converted automatically into one share of Class A common stock, the holders of such converted shares became entitled to the same rights and privileges of other holders of Class A common stock, and each authorized share of Class B common stock was canceled. There are currently no shares of Class B common stock outstanding and Proxim has no plans to issue shares of Class B common stock. If the proposed amendment is approved, additional shares of Class A common stock will be available for issuance by the Company pursuant to the exercise of outstanding stock options and the conversion of outstanding warrants and Series A preferred stock. As of April 4, 2003, there were 191,641,756 shares of Class A common stock outstanding on a fully-diluted basis, including: 121,579,796 shares of Class A common stock outstanding, 25,851,557 shares to be issued upon conversion of our Series A preferred stock outstanding, 30,367,748 shares to be issued pursuant to the exercise of options outstanding and 13,842,655 shares to be issued pursuant to the exercise of warrants outstanding.

      In addition, our Board of Directors believes that the availability of additional authorized but unissued shares will provide it with the flexibility to issue Class A common stock for other proper corporate purposes that may be identified in the future, such as to raise capital through the issuance of securities, to make acquisitions using securities as consideration, to issue additional securities if required by the terms of our Series A preferred stock, to issue securities in connection with strategic relationships with other companies, and to adopt additional employee benefit plans or reserve additional shares for issuance under such plans. No additional action or authorization by our common stockholders would be necessary prior to the issuance of such additional shares, unless required by applicable law or the rules of any stock exchange or national securities association trading system on which our common stock is then listed or quoted. In certain cases, however, the approval of our Series A preferred stockholders would be necessary prior to the issuance of such additional shares, as required by the Certificate of Designations, applicable law or the rules of any stock exchange or national securities association trading system on which the preferred stock is then listed or quoted. While we believe that the proposed increase in the authorized Class A common stock will make available sufficient shares should we decide to use our shares for one or more of such previously mentioned purposes or otherwise, we reserve the right to seek further increases in the authorized shares from time to time in the future as considered appropriate by our Board of Directors.

      Under our Certificate of Incorporation, the holders of our Class A common stock will not have preemptive rights with respect to future issuances of common stock. Each of the holders of our Series A preferred stock, for so long as such holder beneficially owns at least twenty-five percent of the shares of our common stock issuable to the holder on an as-converted and as-exercised basis under the terms of the Securities Purchase Agreement entered into by the Company and the Series A preferred stockholders, will generally have a right to purchase such holder’s pro rata amount of any new issuances of equity securities by us (excluding, among other things, stock issued as consideration for mergers and acquisitions, employee stock options and in some registered public offerings). Thus, should our Board of Directors elect to issue additional shares of Class A common stock, our existing common stockholders would not have any preferential rights to purchase such shares and such issuance could have a dilutive effect on our earnings per share and the voting power and percentage ownership of these current stockholders.

      The increase in the authorized number of shares of Class A common stock pursuant to our Certificate of Incorporation could, under certain circumstances, have an anti-takeover effect, although this is not the intention of the proposed increase. For example, in the event of a hostile attempt to take over control of the Company, it may be possible for us to endeavor to impede the attempt by issuing shares of Class A common stock, thereby diluting the voting power of the other outstanding shares and increasing the potential cost to acquire control of the Company. The increase to the authorized number of shares of Class A common stock therefore may have the effect of discouraging unsolicited takeover attempts. By potentially discouraging initiation of any such unsolicited takeover attempt, our Certificate of Incorporation may limit the opportunity for the Company’s stockholders to dispose of their shares at the higher price generally available in takeover attempts or that may be available under a merger proposal. The proposed amendment may have the effect of permitting the Company’s current management, including our current Board of Directors, to retain its position, and place it in a better position to resist changes that stockholders may wish to make if they are dissatisfied with the conduct of our business. However, our Board of Directors is not aware of any attempt to take control of the Company and has not presented this proposal with the intent that it be utilized as a type of anti-takeover device.

      In addition, the amendment is designed to accurately reflect certain voting rights of the holders of our Series A preferred stock by conforming Section A of Article IV of our Certificate of Incorporation to the voting rights that are set forth in our Certificate of Designations. The holders of our Series A preferred stock have the right to vote with the common stock on an as-converted basis on all matters submitted to our stockholders. In addition, the holders of our Series A preferred stock also have the right to vote as a separate class on the following matters submitted to stockholders: (i) any changes to our Certificate of Incorporation or our Bylaws that adversely affect the rights of the holders of our Series A preferred stock; (ii) any offer, sale, or issuance of any equity or equity-linked securities of the Company ranking senior to or equally with the Series A preferred stock; and (iii) any repurchase or redemption of equity securities (other than from an employee, director or consultant following termination), or declaration or payment of any dividend on our common stock.

      Section A of Article IV of our Certificate of Incorporation currently reads as follows:

“Capital Stock. (A) The total number of shares of stock that the Corporation shall have authority to issue is 325,000,000 of which (1) 200,000,000 shall be shares of common stock designated as Class A Common Stock, par value $.01 per share (“Class A Common Stock”), (2) 100,000,000 shall be shares of common stock designated as Class B Common Stock, par value $.01 per share (“Class B Common Stock,” and together with the Class A Common Stock, the “Common Stock”), and (3) 25,000,000 shall be shares of preferred stock, par value $.01 per share (the “Preferred Stock”). The number of authorized shares of any class or classes of stock may be increased or decreased (but not below the number of shares then outstanding) by the affirmative vote of the holders of a majority in voting power of the stock of the Corporation entitled to vote thereon, irrespective of the provisions of Section 242(b)(2) of the DGCL (or any successor provision thereto), and no vote of the holders of any class or classes of stock voting separately as a class shall be required therefor.”

      If this amendment is approved, Section A of Article IV of our Certificate of Incorporation would be amended and restated in its entirety to read as follows:

“Capital Stock. (A) The total number of shares of stock that the Corporation shall have authority to issue is 425,000,000 of which (1) 390,000,000 shall be shares of common stock designated as Class A Common Stock, par value $.01 per share (“Class A Common Stock”), (2) 10,000,000 shall be shares of common stock designated as Class B Common Stock, par value $.01 per share (“Class B Common Stock,” and together with the Class A Common Stock, the “Common Stock”), and (3) 25,000,000 shall be shares of preferred stock, par value $.01 per share (the “Preferred Stock”). The number of authorized shares of any class or classes of stock may be increased or decreased (but not below the number of shares then outstanding) by the affirmative vote of the holders of a majority in voting power of the stock of the Corporation entitled to vote thereon, irrespective of the provisions of Section 242(b)(2) of the DGCL (or any successor provision thereto), and no vote of the holders of any class or classes of stock voting separately as a class shall be required therefore except as required by the Certificate of Designations, Preferences and Rights of Series A Convertible Preferred Stock of Proxim Corporation.”

      Although this amendment proposes a change to our Certificate of Incorporation, under the Certificate of Designations, the holders of our Series A preferred stock are entitled to a separate class vote only in the event such a proposed amendment adversely affects their rights. Additional information about our Series A preferred stock on an as-converted basis can be found below in the section entitled “Security Ownership of Certain Beneficial Owners and Management.”

      The approval and adoption of the proposed amendment to our Certificate of Incorporation requires the affirmative vote of the holders of more than 66 2/3% of the total voting power of the outstanding common stock and Series A preferred stock, voting together as a single class, on an as-converted basis.

THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS

A VOTE “FOR” PROPOSAL II.

PROPOSAL III

RATIFICATION OF APPOINTMENT OF INDEPENDENT ACCOUNTANTS

      We have selected PricewaterhouseCoopers LLP as our independent accountants for the fiscal year ending December 31, 2003. PricewaterhouseCoopers LLP served as our independent accountants for the fiscal year ended December 31, 2002 and Arthur Andersen LLP served as our independent accountants for the fiscal years ended December 31, 2000 and 2001. On March 21, 2002, our Board of Directors, upon recommendation of the audit committee, made a determination not to engage Arthur Anderson LLP as the Company’s independent accountants and, on March 26, 2002, engaged PricewaterhouseCoopers LLP to serve as the Company’s independent accountants for our fiscal year ended December 31, 2002. PricewaterhouseCoopers LLP served as Proxim, Inc.’s independent accountants prior to the Merger. Additional information about the former engagement of Arthur Andersen LLP as our independent accountants is included below in the section entitled “Independent Public Accountants.”

      We are submitting our selection of independent accountants for ratification by the Company’s stockholders at the annual meeting to be held on May 29, 2003. We expect that representatives of PricewaterhouseCoopers LLP will be present at the annual meeting of stockholders and that they will have the opportunity to make a statement, if they desire to do so. In addition, we expect that these representatives will be available at the annual meeting to respond to appropriate questions.

      Our Bylaws do not require that the Company’s stockholders ratify the selection of PricewaterhouseCoopers LLP as our independent accountants. However, we are submitting the selection of PricewaterhouseCoopers LLP to the stockholders for ratification as a matter of good corporate practice. If the stockholders do not ratify the selection, our audit committee will reconsider whether or not to retain PricewaterhouseCoopers LLP. Even if the selection is ratified, the audit committee, in its sole discretion, may change the appointment at any time during the year if it determines that such a change would be in the best interests of the Company and its stockholders.

      The affirmative vote of the holders of a majority of the shares present in person or represented by proxy and entitled to vote at the annual meeting will be required to ratify the selection of PricewaterhouseCoopers LLP as the Company’s independent accountants.

THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS

A VOTE IN FAVOR OF PROPOSAL III.

12

SECURITY OWNERSHIP OF

CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

      The following table sets forth certain information with respect to the beneficial ownership of the Company’s common stock and Series A preferred stock as of April 4, 2003 by (i) each stockholder that we know is the beneficial owner of more than 5% of the common stock and each beneficial owner of our Series A preferred stock, (ii) each executive officer of the Company named in the Summary Compensation Table in the section below entitled “Executive Compensation,” (iii) each director and nominee for director and (iv) all executive officers and directors of the Company as a group. Unless otherwise indicated below, the address for each listed 5% stockholder, director and executive officer is c/o Proxim Corporation, 935 Stewart Drive, Sunnyvale, California 94085.

						Shares of our Common
						Stock on an As-Converted
	Common Stock (1)			Series A Preferred Stock		and As-Exercised Basis(2)

	Amount and		Percent of	Amount and	Percent of	Amount and		Percent of
	Nature of		Outstanding	Nature of	Outstanding	Nature of		Outstanding
Name and Address of	Beneficial		Shares of	Beneficial	Shares of	Beneficial		Shares of
Beneficial Owner	Ownership		Class	Ownership	Class	Ownership		Class

Warburg Pincus Private Equity VIII, LP	10,635,165	(3)	8.75	2,600,000	86.67	33,039,849	(3)	20.90
466 Lexington Avenue New York, New York 10017
Broadview Capital Partners LP	197,978	(4)	*	48,400	1.61	615,049	(4)	*
950 Tower Lane 18th Floor Foster City, California 94404
Broadview Capital Partners Qualified Purchaser Fund LP	1,432,803	(5)	*	350,280	11.68	4,451,231	(5)	2.99
950 Tower Lane 18th Floor Foster City, California 94404
Broadview Capital Partners Affiliates Fund LLC	5,399	(6)	*	1,320	*	16,773	(6)	*
950 Tower Lane 18th Floor Foster City, California 94404
Affiliates of Ripplewood Investments LLC(7)	32,090,056		26.39			32,090,056		21.77
One Rockefeller Plaza New York, New York 10020
Kopp Investment Advisor, Inc.(8)	7,648,860		6.29			7,648,860		5.19
7701 France Avenue South Suite 500 Edina, Minnesota 55435
FMR Corp.(9)	7,202,871		5.92			7,202,871		4.89
82 Devonshire Street Boston, Massachusetts 02101
Jonathan N. Zakin(10)	6,601,986		5.43			6,601,986		4.44
David C. King(11)	2,563,919		2.11			2,563,919		1.72
Keith E. Glover(12)	1,167,315		*			1,167,315		*
Amir Zoufonoun(13)	2,167,789		1.78			2,167,789		1.46
Jeffrey D. Saper(14)	180,920		*			180,920		*
Merle L. Gilmore(15)	41,668		*			41,668		*
Kenneth E. Westrick(16)	41,668		*			41,668		*
Joseph R. Wright, Jr.(17)	41,668		*			41,668		*
Lorenzo A.Bettino(18)	16,666		*			16,666		*
Nancy Huber(19)	463,000		*			463,000		*

Shares of our Common
Stock on an As-Converted
	Common Stock (1)		Series A Preferred Stock		and As-Exercised Basis(2)

	Amount and	Percent of	Amount and	Percent of	Amount and	Percent of
	Nature of	Outstanding	Nature of	Outstanding	Nature of	Outstanding
Name and Address of	Beneficial	Shares of	Beneficial	Shares of	Beneficial	Shares of
Beneficial Owner	Ownership	Class	Ownership	Class	Ownership	Class

Fred Corsentino(20)	524,500	*			524,500	*
All executive officers and directors as a group (11 persons)(21)	13,811,099	11.36			13,811,099	9.00

*	Represents less than 1.00%

(1)	Beneficial ownership is determined in accordance with the rules of the SEC. Percentages for each person are based on 121,579,796 common shares outstanding as of April 4, 2003, plus the total number of outstanding options or warrants held by such person that are exercisable within 60 days of April 4, 2003. Shares issuable upon the exercise of outstanding options and warrants, however, are not deemed outstanding for purposes of computing the percentage ownership of any other person. Except as otherwise indicated in the footnotes to the table, the Company believes that the beneficial owners listed in this table, based on information provided by them, have sole voting and investment power over the number of shares listed opposite their names, subject to community property laws where applicable.

(2)	Amount of beneficial ownership includes, where applicable, accretion of the liquidation preference of our Series A preferred stock as of April 4, 2003. Percentages for each person are based on 121,579,796 common shares outstanding as of April 4, 2003 and an aggregate of 25,851,557 common shares to which holders of our Series A preferred stock would have been entitled to receive upon conversion of their preferred shares as of April 4, 2003, plus the total number of outstanding options or warrants held by each person that are exercisable within 60 days of April 4, 2003. Shares issuable upon the exercise of outstanding options and warrants, however, are not deemed outstanding for the purposes of computing the percentage ownership of any other person.

(3)	Includes 10,635,165 shares of common stock issuable upon the exercise of warrants exercisable within 60 days of April 4, 2003. Warburg Pincus & Co. is the sole general partner of Warburg Pincus Private Equity VIII, LP. Warburg Pincus Private Equity VIII, LP is managed by Warburg Pincus LLC. Lionel I. Pincus is the managing partner of Warburg Pincus & Co. and the managing member of Warburg Pincus LLC and may be deemed to control both entities. The address of Warburg Pincus & Co. and Warburg Pincus LLC is 466 Lexington Avenue, New York, New York 10017.

(4)	Includes 197,978 shares of common stock issuable upon the exercise of warrants exercisable within 60 days of April 4, 2003.

(5)	Includes 1,432,803 shares of common stock issuable upon the exercise of warrants exercisable within 60 days of April 4, 2003.

(6)	Includes 5,399 shares of common stock issuable upon the exercise of warrants exercisable within 60 days of April 4, 2003.

(7)	Based on a Schedule 13D/A filed with the SEC by such beneficial owner (formerly known as Ripplewood Holdings LLC) on June 21, 2002 and reflects common stock beneficially held as of June 16, 2002, including 30,992,522 shares beneficially owned by Ripplewood Partners, LP and 1,097,534 shares beneficially owned by Ripplewood Employee Co-Investment Fund I, LLC. An affiliate of Ripplewood Investments LLC controls Ripplewood Partners, LP and Ripplewood Employee Co-Investment Fund I, LLC.

(8)	Based on a Schedule 13G/A filed by such beneficial owner with the SEC on April 9, 2002 and reflects common stock beneficially held as of April 9, 2002, including 6,515,100 shares as to which Kopp Investment Advisors, Inc. has shared dispositive power, 1,133,760 shares as to which Kopp Investment Advisors, Inc. has sole dispositive power and 1,761,787 shares as to which Kopp Investment Advisors, Inc. has sole voting power.

(9)	Based on a Schedule 13G/ A by such beneficial owner with the SEC filed on February 14, 2002 and reflects (i) common stock beneficially held as of February 14, 2002, including 7,202,871 shares as to which FMR Corp. has sole dispositive power and 985,048 shares as to which FMR Corp. has sole voting power, and (ii) the exchange ratio of 1.8896 in the Merger with Proxim, Inc. on March 26, 2002.

(10)	Based on a Schedule 13D/ A filed with the SEC by this beneficial owner on August 16, 2002 and reflects common stock beneficially held as of June 16, 2002, including 1,233,341 shares of common stock issuable upon the exercise of options exercisable within 60 days of April 4, 2003.

(11)	Includes 1,960,992 shares of common stock issuable upon the exercise of options exercisable within 60 days of April 4, 2003.

(12)	Includes 1,048,026 shares of common stock issuable upon the exercise of options exercisable within 60 days of April 4, 2003.

(13)	Includes 1,027,789 shares of common stock issuable upon the exercise of options exercisable within 60 days of April 4, 2003.

(14)	Includes 173,940 shares of common stock issuable upon the exercise of options exercisable within 60 days of April 4, 2003.

(15)	Includes 41,668 shares of common stock issuable upon the exercise of options exercisable within 60 days of April 4, 2003.

(16)	Includes 41,668 shares of common stock issuable upon the exercise of options exercisable within 60 days of April 4, 2003.

(17)	Includes 41,668 shares of common stock issuable upon the exercise of options exercisable within 60 days of April 4, 2003.

(18)	Includes 16,666 shares of common stock issuable upon the exercise of options exercisable within 60 days of April 4, 2003.

(19)	Includes 213,000 shares of common stock issuable upon the exercise of options exercisable within 60 days of April 4, 2003.

(20)	Includes 199,500 shares of common stock issuable upon the exercise of options exercisable between April 4, 2003 and April 12, 2003. Mr. Corsentino’s outstanding options terminated and ceased to be exercisable as of April 12, 2003.

(21)	Includes 5,998,258 shares of common stock issuable upon the exercise of options held by all directors and executive officers exercisable within 60 days of April 4, 2003. Included in this group are the Named Executive Officers listed in the section below entitled “Summary Compensation Table” and current directors of the Company.

Section 16(a) Beneficial Ownership Reporting Compliance

      Section 16(a) of the Securities Exchange Act of 1934, as amended, requires our directors and executive officers, and persons who own more than ten percent of a registered class of our equity securities, to file with the Securities and Exchange Commission initial reports of ownership and reports of changes in ownership of our common stock and other equity securities. Officers, directors and greater than ten percent stockholders are required by Securities and Exchange Commission regulations to furnish us with copies of all Section 16(a) forms they file.

      To our knowledge, based solely on a review of the copies of such reports furnished to us and written representations that no other reports were required, during the fiscal year ended December 31, 2002, all Section 16(a) filing requirements applicable to our officers, directors and greater than ten percent beneficial owners were complied with.

EXECUTIVE COMPENSATION

      The following table sets forth information regarding executive compensation for services rendered during our fiscal years ended December 31, 2002, 2001 and 2000 by the Company’s chief executive officer, our other three most highly compensated executive officers who were serving as executive officers as of December 31, 2002 and whose salary and bonus for our last fiscal year exceeded $100,000, and two individuals who would have been included in this list of our most highly compensated executive officers but for the fact that neither such individual was serving as an executive officer as of December 31, 2002. These six individuals constitute the group referred to elsewhere in this proxy statement as the Named Executive Officers. The compensation summarized in the following table does not include perquisites or other personal benefits that do not in the aggregate exceed the lesser of $50,000 or 10% of the Named Executive Officer’s salary and bonus.

Summary Compensation Table

						Long-Term
						Compensation
						Awards
	Annual Compensation
						Securities
				Other Annual		Underlying	All Other
Name and Principal Position	Fiscal Year	Salary	Bonus	Compensation		Options(#)	Compensation

Jonathan N. Zakin(1)	2002	$500,000	$—	$—		1,000,000	$—
Chairman of the Board	2001	257,830	275,521	—		900,000	—
and Chief Executive Officer	2000	56,324	—	—		—	—
Keith E. Glover(2)	2002	145,154	—	—		150,000	—
Executive Vice President,	2001	—	—	—		—	—
Chief Financial Officer	2000	—	—	—		—	—
and Secretary
David C. King(3)	2002	291,790	—	—		1,209,118	—
Vice Chairman of the Board	2001	—	—	—		—	—
	2000	—	—	—		—	—
Amir Zoufonoun(4)	2002	256,923	—	546,223	(5)	500,000	—
Executive Vice President,	2001	228,725	189,283	3,168,173	(6)	100,000	—
WAN Strategy and Business	2000	175,907	301,541	8,427	(7)	1,330,000	—
Development
Nancy Huber(8)	2002	90,519	—	—		—	319,000	(9)
Former Chief Financial	2001	203,632	118,473	527,360	(10)	170,000	—
Officer and Executive	2000	131,339	126,299	—		95,000	—
Vice President of Finance
Fred Corsentino(11)	2002	84,587	—	1,846	(12)	—	319,000	(13)
Former Executive Vice	2001	200,258	53,576	268,360	(14)	75,000	—
President of Worldwide Sales	2000	122,112	93,136	143,947	(15)	215,000	—

(1)	Following the Merger, Mr. Zakin has continued to serve as the Company’s Chairman of the Board and Chief Executive Officer.

(2)	In connection with the Merger and effective March 26, 2002, Mr. Glover became Executive Vice President, Chief Financial Officer and Secretary of the Company. The information in this table reflects compensation to Mr. Glover during the period from March 26, 2002 through December 31, 2002.

(3)	In connection with the Merger and effective March 26, 2002, Mr. King became President and Chief Operating Officer of the Company. Effective December 9, 2002, Mr. King tendered his resignation from these positions and became Vice Chairman of our Board of Directors. The information in this table reflects compensation to Mr. King during the period from March 26, 2002 through December 31, 2002.

(4)	In connection with the Merger and effective March 26, 2002, Mr. Zoufonoun tendered his resignation from the positions of President, Chief Operating Officer and director and became our Executive Vice President, Technology. In connection with the ORiNOCO Acquisition and effective August 5, 2002, Mr. Zoufonoun’s title and responsibilities were modified and he became our Executive Vice President, WAN Strategy and Business Development.

(5)	This amount represents automobile allowances paid of $8,400 and gains on the sale of shares acquired upon exercise of nonqualified stock options of $537,823.

(6)	This amount represents automobile allowances paid of $8,400 and gains on the sale of shares acquired upon exercise of nonqualified stock options of $3,159,733.

(7)	This amount represents automobile allowances paid.

(8)	In connection with the Merger, Ms. Huber tendered her resignation from the Company as Chief Financial Officer and Executive Vice President of Finance on April 26, 2002 following a material reduction in her duties, responsibilities and title.

(9)	This amount represents severance payments in connection with Ms. Huber’s resignation as Chief Financial Officer and Executive Vice President of Finance.

(10)	This amount represents gains on the sale of shares acquired upon exercise of nonqualified stock options.

(11)	In connection with the Merger, Mr. Corsentino tendered his resignation from the Company as Executive Vice President of Worldwide Sales on April 12, 2002 following a material reduction in his duties, responsibilities and title.

(12)	This amount represents automobile allowances paid of $1,846 and gains on the sale of shares acquired upon exercise of nonqualified stock options of $138,428.

(13)	This amount represents severance payments in connection with Mr. Corsentino’s resignation as Executive Vice President of Worldwide Sales.

(14)	This amount represents commissions paid of $76,695, automobile allowances paid of $6,000 and gains on the sale of shares acquired on exercise of nonqualified stock options of $185,665.

(15)	This amount represents commissions paid of $139,332 and automobile allowances paid of $4,615.

      The following table provides information regarding stock options granted to the Named Executive Officers during our fiscal year ended December 31, 2002.

Options Granted in Last Fiscal Year

	Individual Grants
					Potential Realizable Value at
	Number of	% of Total			Assumed Annual Rates of
	Securities	Options			Stock Price Appreciation for
	Underlying	Granted to	Exercise		Option Term(1)
	Options	Employees	Price	Expiration
Name	Granted(#)	During 2002	($/Share)	Date	5%	10%

Jonathan N. Zakin	1,000,000	9.25	2.60	4/17/2012	$1,635,126	$4,143,730
David C. King	1,209,118 (2)	11.18	2.60	4/17/2012	1,977,060	5,010,259
Keith E. Glover	150,000	1.39	2.60	4/17/2012	245,269	621,560
Amir Zoufonoun	500,000	4.62	2.60	4/17/2012	817,563	2,071,865
Nancy Huber	—	—	—	—	—	—
Fred Corsentino	—	—	—	—	—	—

(1)	The 5% and 10% assumed annual rates of compounded stock price appreciated are mandated by the rules of the SEC. The actual value, if any, that an executive officer may realize will depend on the excess of the stock price over the exercise price on the date the option is exercised. There can be no assurance the value realized by an executive officer will be at or near the assumed 5% or 10% levels.

(2)	On December 5, 2002, in connection with Mr. King’s appointment as Vice Chairman of our Board of Directors and contingent upon the satisfaction of certain requirements set forth in the December 2002 amendment to Mr. King’s employment agreement, Proxim Corporation’s Board of Directors authorized a grant to Mr. King of an additional option to purchase 100,000 shares of our common stock with an exercise price of $0.86. The requirements were subsequently satisfied and on January 9, 2003, the Company issued the option grant to Mr. King.

      The following table sets forth information regarding the exercise of stock options by the Named Executive Officers and year-end option values as of December 31, 2002.

Aggregate Option Exercises and Fiscal Year-End Option Values

						Value of Unexercised
			Number of Unexercised			In-The-Money Options
	Shares		Options at Year-End(#)			at Year-End($)(1)
	Acquired on	Value
Name	Exercise(#)	Realized($)(1)	Exercisable		Unexercisable	Exercisable	Unexercisable

Jonathan N. Zakin	—	$—	900,000		1,000,000	$—	$—
David C. King	—	—	1,400,478		1,933,465	—	—
Keith E. Glover	—	—	938,974		421,630	7,192	—
Amir Zoufonoun	215,000	537,823	844,452		549,998	293,947	—
Nancy Huber	—	—	213,000		—	15,910	—
Fred Corsentino	—	—	199,500	(2)	—	1,665	—

(1)	Assumes that the value of unexercised options at fiscal year-end was $0.87 per share, the closing price of our common stock on the Nasdaq National Market on December 31, 2002.

(2)	All outstanding options held by Mr. Corsentino terminated on April 12, 2003 and ceased to be exercisable.

Equity Compensation Plan Information

      The following table summarizes information as of December 31, 2002 with respect to the shares of the Company’s common stock that may be issued under the Company’s existing equity compensation plans. The table does not include information with respect to shares subject to outstanding options assumed by Proxim in connection with acquisitions of the companies which originally granted those options. Footnote (5) to the table sets forth the total number of shares of the Company’s common stock issuable upon the exercise of those assumed options as of December 31, 2002, and the weighted average exercise price of those options. No future grants of options may be made under such plans.

			Number of securities remaining
	Number of securities to be	Weighted-average	available for future issuance
	issued upon exercise of	exercise price of	under equity compensation
	outstanding options,	outstanding options,	plans (excluding securities
Plan Category	warrants and rights(1)	warrants and rights(2)	reflected in column (a))

	(a)	(b)	(c)
Equity compensation plans approved by security holders	13,940,617 (3)	$5.54	11,695,964 (4)
Equity compensation plans not approved by security holders	7,442,596 (5)	2.45	4,557,404 (6)
Total	21,383,213	4.47	16,253,368

(1)	This column does not reflect shares underlying options assumed by Proxim in acquisitions where the plans governing the options will not be used for future awards.

(2)	This column does not reflect the price of shares underlying the assumed options referred to in footnote (1) of this table.

(3)	Includes options to purchase shares outstanding under the Proxim Corporation 1994 Director Option Plan, the Proxim Corporation 1995 Long-Term Incentive Plan, the Proxim Corporation 1999 Stock Incentive Plan and the Proxim Corporation 2000 Stock Option Plan for Non-Employee Directors.

(4)	Includes shares available for future issuance pursuant to future option grants under the Proxim Corporation 1994 Director Option Plan, the Proxim Corporation 1995 Long-Term Incentive Plan, the Proxim Corporation 1999 Stock Incentive Plan and the Proxim Corporation 2000 Stock Option Plan for Non-Employee Directors, and also includes shares available for future purchase at 85% of fair market value under the Proxim Corporation 2001 Employee Stock Purchase Plan. This column does not include shares underlying the assumed options referred to in footnote (1) of this table.

(5)	Includes options to purchase shares outstanding under the Proxim Corporation 2002 Stock Option Merger Plan and the 2002 Nonstatutory Stock Option Acquisition Plan. These plans were adopted in connection with the Merger and the ORiNOCO Acquisition and have not been approved by our stockholders. This does not include options, as of December 31, 2002, to purchase a total of 8,984,535 shares, at a weighted average exercise price of $5.04, which have been assumed by Proxim in connection with acquisitions of the companies which originally granted those options. Such options were issued under the following plans, which have not been approved by our stockholders: the Proxim, Inc. 1986 Stock Option Plan, the Proxim, Inc. 1999 Nonstatutory Stock Option Plan, the WirelessHome Corporation 1998 Stock Option Plan, the Ubiquity Communication, Inc. 1997 Stock Option Plan and the Ubiquity Communication, Inc. 1998 Stock Plan. No future grants of options may be made under such plans.

(6)	Includes shares available for future issuance pursuant to option grants under the Proxim Corporation 2002 Nonstatutory Stock Option Merger Plan and the 2002 Nonstatutory Stock Option Acquisition Plan.

Material Features of Plans Not Approved by Stockholders

      The Proxim Corporation 2002 Nonstatutory Stock Option Merger Plan (the “Merger Plan”) was implemented by our Board of Directors in April 2002 in connection with the Merger and is a non-stockholder approved plan. Options may be granted under the Merger Plan to employees, including officers and consultants, of the Company or any parent or subsidiary of the Company. Options may not be granted under the Merger Plan to our directors. The Board of Directors has authorized and reserved 7,000,000 shares of our common stock for issuance under the Merger Plan. All grants will have an exercise price per share equal to the fair market value per share of our common stock on the date of grant. Each option will vest in installments over the optionee’s period of service with the Company. The options will vest on an accelerated basis in the event the Company is acquired and those options are not assumed or replaced by the acquiring entity. All options are nonstatutory options under applicable Federal tax laws. As of December 31, 2002, 1,829,404 shares remained available for future option grants, and 5,170,596 shares were subject to issuance pursuant to the exercise of outstanding options.

      The Proxim Corporation 2002 Nonstatutory Stock Option Acquisition Plan (the “Acquisition Plan”) was implemented by our Board of Directors in August 2002 in connection with the ORiNOCO Acquisition and is a non-stockholder approved plan. Options may be granted under the Acquisition Plan to employees, including officers and consultants, of the Company or any parent or subsidiary of the Company. Options may not be granted under the Acquisition Plan to our directors. The Board of Directors has authorized and reserved 5,000,000 shares of our common stock for issuance under the Acquisition Plan. All grants will have an exercise price per share equal to the fair market value per share of our common stock on the date of grant. Each option will vest in installments over the optionee’s period of service with the Company. The options will vest on an accelerated basis in the event the Company is acquired and those options are not assumed or replaced by the acquiring entity. All options are nonstatutory options under applicable Federal tax laws. As of December 31, 2002, 2,728,000 shares remained available for future option grants, and 2,272,000 shares were subject to issuance pursuant to the exercise of outstanding options.

Director Compensation

      From January 1, 2002 until April 17, 2002, all non-employee directors, other than Messrs. Seedman, Collins and Hendren, were paid as follows:

•	An annual retainer of $75,000 for serving on the Board of Directors, payable in cash or in shares of the Company’s common stock, at the election of each non-employee director;

•	a meeting fee of $10,000 for each meeting of the Board of Directors attended in person;

•	a meeting fee of $1,000 for each meeting of the Board of Directors attended via telephone or teleconference;

•	a meeting fee of $5,000 for each meeting of a committee of the Board of Directors attended in person; and

•	a meeting fee of $500 for each meeting of a committee of the Board of Directors attended via telephone or teleconference.

      For the remainder of our fiscal year ended December 31, 2002 and for our fiscal year ending December 31, 2003, all non-employee directors of the Company were and will be paid as follows:

•	an annual retainer of $50,000 for serving on the Board of Directors, payable in cash on a quarterly basis;

•	a meeting fee of $2,500 for each meeting of the Board of Directors attended in person;

•	a meeting fee of $1,000 for each meeting of the Board of Directors attended via telephone or teleconference; and

•	an annual retainer of $10,000 for serving on the audit committee of the Board of Directors and $5,000 for serving on the compensation committee of the Board of Directors, payable in each instance in cash on a quarterly basis.

      Currently, each non-employee director is entitled to receive an option to purchase 50,000 shares of our common stock under the Proxim Corporation 2000 Stock Option Plan for Non-Employee Directors (the “2000 Plan”) initially upon first becoming elected or appointed as a non-employee director. In addition, each non-employee director who continues to serve on our Board of Directors is entitled to receive an option to purchase 25,000 shares of our common stock under the 2000 Plan on the date of each annual meeting of our stockholders during such term of service. During our fiscal year ended December 31, 2002, we granted to directors options to purchase an aggregate of 175,000 shares of our common stock under the 2000 Plan.

      The Company’s directors are also eligible to receive option grants under the Proxim Corporation 1999 Stock Incentive Plan (the “1999 Plan”). Stock option awards granted to directors under the 1999 Plan are determined by the compensation committee or subject to the unanimous approval of our Board of Directors. During our fiscal year ended December 31, 2002, we granted to directors options to purchase an aggregate of 250,000 shares of our common stock under the 1999 Plan.

Employment Agreements

      Jonathan N. Zakin. In May 2001, we entered into an agreement with Jonathan N. Zakin, our Chief Executive Officer and Chairman of our Board of Directors, to amend his employment agreement, dated as of October 1999. Pursuant to this amendment, Mr. Zakin became employed full-time, his annual base salary was increased from $50,000 to $500,000 and he became eligible to receive an incentive bonus equal to 75% of his annual base salary based on the achievement of performance targets established by our Board of Directors. Mr. Zakin also received options to purchase 900,000 shares of our common stock at an exercise price of $7.00 per share under the terms of the 1999 Plan. Upon the completion of the Merger and effective March 26, 2002, these 900,000 options vested and became fully exercisable.

      The Company may terminate Mr. Zakin’s employment at any time for cause or upon 60 days’ written notice without cause, and Mr. Zakin may terminate his employment upon 60 days’ prior written notice. Mr. Zakin has agreed not to disclose any confidential information pertaining to the Company’s business. Furthermore, he has agreed not to compete with the Company during his employment and for one year following the termination of his employment.

      David C. King. In December 2002, we entered into an agreement with David C. King, who was then serving as our President and Chief Operating Officer, to amend the employment agreement executed by Mr. King in connection with the Merger. Pursuant to this amendment, Mr. King was appointed Vice Chairman of our Board of Directors and tendered his resignation from the offices of President and Chief

Operating Officer. Under the terms of the amendment, Mr. King agreed to secure a home equity loan with respect to his principal residence in an outstanding principal amount of not less than $500,000 and remit the entire proceeds thereof to the Company to be applied against amounts owed to the Company by Mr. King pursuant to that certain guaranty described below in the section entitled “Certain Relationships and Related Transactions — Transactions with Directors, Executive Officers and 5% Stockholders.” In addition, under the terms of the amendment, contingent upon and within two days following Mr. King’s remittance of such proceeds to the Company, Mr. King was entitled to receive a nonqualified stock option to purchase 100,000 shares of our common stock at the fair market value of our common stock on the date of grant, which option shall vest (i) with respect to one-third of the shares subject to the option, on the first anniversary of the date of grant and, (ii) with respect to the remaining two-thirds of the shares subject to the option, in equal monthly installments over the following two years (in each case, provided that Mr. King remains employed by the Company on the relevant vesting dates).

      In connection with Mr. King’s December 2002 resignation as our President and Chief Operating Officer and pursuant to the related amendment to his employment agreement, all references in the employment agreement to Mr. King’s “position”, “employment,” status as “employed,” and any other comparable references, became references with respect to Mr. King’s position as Vice Chairman of our Board of Directors. Pursuant to this modification, certain entitlements set forth in the employment agreement remain in full force and effect. Under the continuing terms of Mr. King’s employment agreement, Mr. King is entitled to receive an annual base salary of $400,000, subject to increase by our Board of Directors, and is eligible to receive an annual incentive cash bonus of up to 75% of his base salary, subject to increase if targets established by our Board of Directors are significantly exceeded. In addition, Mr. King was also entitled to and did receive in April 2002 an option to purchase 1% of the Company’s fully-diluted outstanding shares at the fair market value of our common stock on the date of grant, which option shall vest (i) with respect to one-third of the shares subject to the option, on the first anniversary of the date of grant and, (ii) with respect to the remaining two-thirds of the shares subject to the option, in equal monthly installments over the following two years (in each case, provided that Mr. King remains employed by the Company on the relevant vesting dates).

      Also pursuant to the continuing terms of the employment agreement, in the event Mr. King is terminated by us for cause or resigns without good reason, in each case as defined in the employment agreement, Mr. King is entitled to receive the following benefits, reduced by any amounts owed to the Company by Mr. King and any benefits paid to Mr. King under his change of control and severance agreement: (i) an amount equal to the sum of Mr. King’s base salary, pro-rated through the date of termination, plus any earned but unpaid portion of Mr. King’s target bonus for the fiscal year in which termination occurs, (ii) reimbursement for certain business expenses properly incurred, (iii) any employee benefits to which Mr. King is entitled under our Company benefits plans, and (iv) any benefits which Mr. King is eligible to receive at the time of termination under Mr. King’s change of control and severance agreement, as described more fully below in the section entitled “Change of Control and Severance Arrangements.”

      In the event Mr. King is terminated by us without cause or resigns for good reason, Mr. King is entitled to receive the following benefits, reduced by any amounts owed to the Company by Mr. King and any benefits paid Mr. King under his change of control and severance agreement: (i) the benefits to which Mr. King is entitled in the event of termination for cause, as described above, plus (ii) (A) the continued payment of Mr. King’s base salary for 24 months and full payment of Mr. King’s target bonus for the fiscal year in which termination occurs and for the subsequent fiscal year, (B) acceleration of 100% of options assumed by the Company in connection with the Merger and acceleration of 50% of options which remain unvested as of the date of termination under any option granted to Mr. King on or following March 26, 2002 (except for the option issued in January 2003), (C) acceleration of 100% of any company restricted stock held by Mr. King as of March 26, 2002 and acceleration of 50% of shares which are unvested as of the date of termination under any restricted stock grant awarded to Mr. King following March 26, 2002 and (D) up to 18 months of COBRA coverage for Mr. King and qualified beneficiaries. In the event such a termination without cause or resignation for good reason occurs within 13 months following a change of control of the Company, Mr. King is entitled to receive the same benefits as described in this paragraph, except that the vesting of all unvested options will accelerate.

      In addition, Mr. King’s employment agreement provided for the assumption by the Company of Proxim, Inc.’s guaranty of Mr. King’s obligations concerning certain margin accounts. In March 2001, Proxim, Inc. entered into a guaranty in favor of an investment bank, guaranteeing up to $5 million of the obligations of Mr. King, who was then serving as Proxim, Inc.’s Chief Executive Officer, to that investment bank. In consideration for this guaranty, Mr. King entered into a reimbursement and security agreement with Proxim, Inc. pursuant to which Mr. King is obligated, among other things, to pay a guaranty fee to Proxim, Inc. or any successor company. In October 2002, following a decline in the share price of our common stock, the investment bank demanded that Mr. King deposit sufficient funds into his account to discharge his indebtedness. After making certain payments to the investment bank, Mr. King indicated that he was unable to promptly pay the remaining $5 million of debt in his margin account. The investment bank called the Company’s guaranty and the Company made a payment to the investment bank of $5 million on October 15, 2002. In January 2003, Mr. King made a cash payment of $500,000 to the Company. We assessed the recoverability of the remaining balance of the loan with respect to Mr. King’s current financial position and recorded an impairment charge of $4.5 million in the fourth quarter of 2002. This charge does not constitute forgiveness of Mr. King’s indebtedness to the Company. Mr. King remains subject to the terms and conditions of the reimbursement and security agreement and is obligated to reimburse the Company for payments that the Company made to the investment bank under the guaranty.

      Mr. King has agreed not to disclose any confidential information pertaining to the Company’s business. Furthermore, he has agreed not to compete with the Company during his employment and for one year following the termination of his employment.

      Amir Zoufonoun. In April 2001, we entered into an agreement with Amir Zoufonoun, who was then serving as our President and Chief Operating Officer, to amend his employment agreement, dated as of November 1999. The amendment increased Mr. Zoufonoun’s annual base salary to $250,000 and provided that he is eligible to receive an annual incentive cash bonus of up to 60% of his base salary, based on his achievement of certain performance targets established by the Board of Directors. In connection with the Merger, Mr. Zoufonoun’s title and responsibilities as an employee of the Company changed and, from March 26, 2002 through the consummation of the ORiNOCO Acquisition on August 5, 2002, he served as our Executive Vice President, Technology. In connection with the ORiNOCO Acquisition, Proxim created a new divisional business operating structure involving two product lines: the wireless local area networking division, or WLAN division, and the wireless wide area networking division, or WWAN division. In connection with our August 2002 adoption of this new operating structure, Mr. Zoufonoun’s title and responsibilities were modified and he became our Executive Vice President, WAN Strategy and Business Development.

      Under the continuing terms of Mr. Zoufonoun’s employment agreement, the Company may terminate Mr. Zoufonoun’s employment at any time, and Mr. Zoufonoun may terminate his employment on 90 days’ prior written notice. In the event the Company terminates Mr. Zoufonoun’s employment without cause or in the event Mr. Zoufonoun terminates his employment for good reason, in each case as defined in the employment agreement, the Company is required, (i) for a period of twelve months, to pay Mr. Zoufonoun an amount equal to his base salary and continue his medical and other benefits, and all of his time-based options will vest immediately and (ii) to pay Mr. Zoufonoun an amount reflecting a pro-rated bonus, any accrued vacation days, any deferred compensation and any unreimbursed expenses (in each case, through the date of termination). In the event the Company terminates Mr. Zoufonoun’s employment for cause or in the event Mr. Zoufonoun terminates his employment without good reason, the Company is required to pay Mr. Zoufonoun only an amount reflecting accrued vacation days, any deferred compensation and any unreimbursed expenses through the date of termination. For purposes of his employment agreement, a change of control of the Company does not qualify as good reason for Mr. Zoufonoun to terminate his employment.

      Mr. Zoufonoun has agreed not to disclose any confidential information pertaining to the Company’s business. Furthermore, he has agreed not to compete with the Company during his employment and for one year following the termination of his employment.

      Nancy Huber. On January 15, 2002, in anticipation of the Merger, we entered into an executive severance benefits agreement with Nancy Huber, who was then serving as our Chief Financial Officer and Vice President of Finance. The terms of this agreement superseded any other agreement or arrangement between the Company and Ms. Huber relating to termination within 13 months following the Merger and associated severance benefits. On April 26, 2002, following a material reduction in the duties, responsibilities and title associated with her position, Ms. Huber tendered her resignation from the Company in accordance with the requirements set forth in the agreement and we provided to Ms. Huber the related severance benefits described below in the section entitled “Change of Control and Severance Arrangements.” In connection with the resignation by Ms. Huber, options to purchase 213,000 shares of our common stock, held by Ms. Huber on the date employment terminated, vested and became fully exercisable. In connection with the execution of the executive severance benefits agreement, Ms. Huber agreed not to compete with the Company during her employment and for one year following the termination of her employment.

      In April 2002, the Company entered into a consulting arrangement with Ms. Huber. Pursuant to this arrangement, Ms. Huber provides consulting services to the Company from time to time. Ms. Huber receives customary fees and reimbursement of expenses in connection with her provision of such services.

      Fred Corsentino. On January 15, 2002, in anticipation of the Merger, we entered into an executive severance benefits agreement with Fred Corsentino, who was then serving as our Executive Vice President of Sales. The terms of this agreement superseded any other agreement or arrangement between the Company and Mr. Corsentino relating to termination within 13 months following the Merger and associated severance benefits. On April 12, 2002, following a material reduction in the duties, responsibilities and title associated with his position, Mr. Corsentino tendered his resignation from the Company in accordance with the requirements set forth in the agreement and we provided to Mr. Corsentino the related severance benefits described below in the section entitled “Change of Control and Severance Arrangements.” In connection with the resignation by Mr. Corsentino, options to purchase 264,800 shares of our common stock held by Mr. Corsentino on the date employment terminated vested and became fully exercisable.

      In connection with the execution of the executive severance benefits agreement, Mr. Corsentino agreed not to compete with the Company during his employment and for one year following the termination of his employment. Mr. Corsentino also agreed that, for a period of six months following termination of employment and for no additional compensation, he would remain available to consult with the Company at the Company’s request.

Change of Control and Severance Arrangements

      Change of Control and Severance Arrangement with David C. King. Upon completion of the Merger and in connection with the Company’s employment of Mr. King, who served as our President and Chief Operating Officer until his December 2002 appointment to serve as Vice Chairman of our Board of Directors, the Company assumed the obligations of Proxim, Inc. under Proxim, Inc’s change of control and severance agreement with Mr. King. Under the agreement, in the event Mr. King tenders his resignation from the Company within 24 months of the consummation of the Merger on March 26, 2002 (or another change of control, as defined in the agreement), Mr. King is entitled to receive:

•	cash payments equal to 200% of his annual compensation (as defined in the agreement) paid over the 24 months following termination;

•	Company-provided health, dental, vision and life insurance at the same level of coverage as was provided to him immediately prior to termination for a period of 24 months following termination;

•	acceleration of all unvested options held prior to March 26, 2002 to purchase shares of the Company’s common stock and the lapse of any repurchase right the Company may have with respect to stock held by him; and

•	six months of outplacement assistance, not to exceed a cost of $10,000.

      Pursuant to the December 2002 amendment to Mr. King’s employment agreement, all payments or other benefits due to Mr. King upon the termination of his employment with the Company under his change of control severance agreement, as well as his employment agreement and the amendment thereto, shall be retained by the Company and not paid to Mr. King to the extent necessary to satisfy and setoff amounts then owed by Mr. King to the Company, including, but not limited to, Mr. King’s obligations to the Company under the reimbursement and security agreement relating to the Company’s guaranty of his obligations concerning certain margin accounts and the Company’s subsequent payment of $5 million on October 15, 2002 in respect of such guaranty. In January 2003, Mr. King remitted $500,000 to the Company as partial reimbursement.

      Change of Control and Severance Arrangement with Keith E. Glover. Upon completion of the Merger and in connection with the Company’s employment of Mr. Glover, our Executive Vice President, Chief Financial Officer and Secretary, the Company assumed the obligations of Proxim, Inc. under Proxim, Inc.’s change of control and severance agreement with Mr. Glover. Under the agreement, in the event Mr. Glover is terminated without cause or constructively discharged within 24 months of the consummation of the Merger on March 26, 2002 (or another change of control, as defined in the agreement), he is entitled to receive:

•	cash payments equal to 100% of his annual compensation (as defined in the agreement) paid over the 12 months following termination;

•	Company-provided health, dental, vision and life insurance at the same level of coverage as was provided to him immediately prior to termination for a period of 12 months following termination;

•	acceleration of all unvested options to purchase shares of the Company’s common stock and the lapse of any repurchase right the Company may have with respect to stock held by him; and

•	six months of outplacement assistance, not to exceed a cost of $10,000.

      Change of Control and Severance Arrangement with each of Nancy Huber and Fred Corsentino. In connection with the Merger, the employment of Ms. Huber and Mr. Corsentino terminated, effective April 26, 2002 and April 12, 2002, respectively. As severance under the terms of each such individual’s executive severance benefits agreement and without regard to any contrary provisions in their employment agreements, each was entitled to receive:

•	a lump-sum payment equal to the sum of his or her annual salary and target bonus earned through the date of termination;

•	a lump-sum payment equal to 12 months of his or her then-current base salary;

•	the acceleration of all of his or her unvested options to acquire shares of the Company’s common stock; and

•	the continuation of health care and other employment benefits for a period of 12 months following termination.

      Under the terms of Mr. Corsentino’s executive severance benefits agreement, all accelerated options remained exercisable for a period of 12 months following termination of his employment. On April 12, 2003, all such unexercised options terminated and ceased to be exercisable. Under the terms of Ms. Huber’s consulting arrangement, all similarly accelerated options remain exercisable for so long as she continues to provide consulting services to the Company.

Report of the Compensation Committee on Executive Compensation

      This section of the proxy statement will not be deemed incorporated by reference by any general statement incorporating by reference this proxy statement into any filing under the Securities Act of 1933, as amended, or the Securities Exchange Act of 1934, as amended, except to the extent that we specifically incorporate this information by reference, and will not otherwise be deemed filed under such Acts.

Compensation Philosophy and Review

      The Company’s compensation philosophy for its executive officers serves two principal purposes: (i) to provide a total compensation package that is competitive and enables the Company to attract and retain key executive and employee talent needed to accomplish the Company’s business objectives, and (ii) to directly link compensation to improvements in the Company’s performance and increases in stockholder value as measured principally by the trading price of the Company’s common stock.

      The 2002 compensation levels for the Company’s executive officers were generally determined on an individual basis at the time of hiring in many cases pursuant to employment agreements entered into between the Company and such individuals prior to 2002.

      Members of the Board of Directors reviewed and approved each employment agreement entered into between the Company and executive officers in 2002, as well as stock options granted to executive officers in 2002. In determining compensation levels for 2002, the Company primarily relied upon publicly available compensation information and informal survey information obtained by management with respect to cash compensation and stock option grants to similarly situated officers of broadband wireless companies of comparable size and market capitalization.

Elements of Executive Officer Compensation

      The Company’s executive compensation consists primarily of salary, employee benefits, cash incentive bonuses and the award of stock options. The Company emphasizes the award of stock options and the compensation committee believes that in the highly competitive, emerging markets in which the Company operates and competes, equity-based compensation provides the greatest incentive for executive performance and the greatest alignment of management and stockholder long-term interests.

      Officer Salaries. The compensation committee reviews each senior executive officer’s salary annually. Except to the extent that salary increases are prescribed by written employment agreements, in determining the appropriate salary levels, the compensation committee considers, among other factors, the officer’s scope of responsibility, prior experience, past accomplishments and data on prevailing compensation levels in relevant markets for executive talent.

      Compensation for the Company’s Chief Executive Officer in 2002, Jonathan N. Zakin, was determined pursuant to his employment agreement entered into in October 1999, as amended in May 2001. The employment agreement provided for an annual base salary of $500,000. Mr. Zakin was eligible to receive an incentive bonus equal to 75% of his annual base salary based on the achievement of performance targets established by our Board of Directors. No such bonus was paid for services rendered during fiscal year 2002 in light of the decline in general economic conditions during such period. In fiscal year 2001, Mr. Zakin received options to purchase 900,000 shares of our common stock at an exercise price of $7.00 per share under the terms of the 1999 Plan. Upon completion of the Merger and effective March 26, 2002, these options vested and became fully exercisable. In addition, in connection with and subsequent to the Merger, Mr. Zakin received additional options to purchase 1,000,000 shares of our common stock at an exercise price of $2.60 per share under the terms of the 1999 Plan.

      The compensation committee believes that the base salary levels of the Company’s executive officers, including Mr. Zakin, are comparable to base salary levels for companies considered in the informal information reviewed by the compensation committee. The compensation committee believes that these base salary levels are appropriate in light of the Company’s emphasis on long-term equity compensation.

      Stock Option Grants. As noted above, the Company has relied substantially on long-term equity compensation as the principal means of compensating and providing incentives for its executive officers and key employees. It is the Company’s practice to set option exercise prices at not less than 100% of fair market value on the date of grant. Thus, the value of the stockholders’ investment in the Company must appreciate before an optionee receives any financial benefit from the option.

      In determining the size of the stock option grants, the compensation committee considers various subjective factors primarily relating to the responsibilities of the individual officers and key employees, their current and expected future contributions to the Company, as well as the number and exercise price of unvested options and shares owned by the officer or key employee. In addition, the compensation committee examines the level of equity incentives held by each officer and key employee relative to the other officers’ and key employees’ equity positions and their tenure, responsibilities, experience and value to the Company.

      Section 162(m) of the Internal Revenue Code limits the federal income tax deductibility of compensation paid to the Company’s chief executive officer and to each of the other four most highly compensated executive officers. For this purpose, compensation can include, in addition to cash compensation, the difference between the exercise price of stock options and the value of the underlying stock on the date of exercise. Under this legislation, the Company may deduct such compensation with respect to any of these individuals only to the extent that during any taxable year such compensation does not exceed $1,000,000 or meets certain other conditions (such as stockholder approval). The Company’s policy is to qualify, to the extent reasonable, its executive officers’ compensation for deductibility under applicable tax laws. However, the compensation committee believes that its primary responsibility is to provide a compensation program that will attract, retain and reward the executive talent necessary for the Company’s success. Consequently, the compensation committee recognizes that the loss of a tax deduction may be necessary in some circumstances. The 1999 Plan is intended to the extent allowable to be exempt from the deduction limits under Section 162(m) of the Code.

      In conclusion, the compensation committee believes that the policies and programs described in this report are competitive and effectively align executive compensation with the Company’s goal of maximizing the return to the stockholders.

THE 2002 COMPENSATION COMMITTEE

Michael J. Boskin
Merle L. Gilmore
Kenneth E. Westrick

Compensation Committee Interlocks and Insider Participation

      Although Dr. Boskin and Messrs. Gilmore and Westrick served as the members of our compensation committee as of the end of the fiscal year ended December 31, 2002, Dr. Boskin also served with Messrs. Hendren and Crisp from January 1, 2002 through the completion of the Merger on March 26, 2002. During that time, Mr. Hendren was a Managing Director at Ripplewood Investments LLC. In connection with the Merger, the Company agreed to indemnify affiliates of Ripplewood Investments LLC against any losses or expenses incurred by them that arise from the Merger Agreement, the completion of the Merger and related transactions. No other member of the compensation committee has a relationship that would constitute an interlocking relationship with executive officers or directors of another entity.

Performance Measurement Comparison

      The following performance graph compares the percentage change in the cumulative total return to the stockholders of the Company’s common stock with the cumulative total return of the Nasdaq U.S. Index and the Morgan Stanley High-Technology Index for the period beginning August 1, 2000, when the Company’s stock was first traded, through December 31, 2002. The total stockholder return assumes $100 invested at the beginning of the period in each of the common stock of the Company, the Nasdaq U.S. Index and Morgan Stanley High-Technology Index. Historical stock price is not necessarily indicative of future stock performance.

      During the periods from August 1, 2000 to December 31, 2001, the Company’s common stock traded on the Nasdaq National Market under the symbol “WMUX,” reflecting the Company’s former name, Western Multiplex Corporation. In connection with the Merger, the Company changed its name to “Proxim Corporation.” For a period of five trading days following the Merger, the Company’s common stock traded on the Nasdaq National Market under the symbol “PROXd” and then began trading under the symbol “PROX.”

Date	PROX(1)	MORGAN	NASDAQ

Aug-00	100.00	100.00	100.00
Sept-00	178.67	85.17	87.32
Dec-00	67.67	56.25	58.73
Mar-01	85.42	46.95	43.75
Jun-01	58.33	47.43	51.36
Sep-01	31.17	32.37	33.83
Dec-01	48.75	44.66	46.37
Mar-02	48.17	37.74	40.80
Jun-02	28.17	28.83	33.85
Sep-02	26.67	21.36	27.86
Dec-02	14.17	20.35	26.49

(1)	The Company’s common stock traded on the Nasdaq National Market under the symbol “WMUX” during the period beginning August 1, 2000 and ended December 31, 2002.

      This section is not “soliciting material,” is not deemed “filed” with the Securities and Exchange Commission and is not to be incorporated by reference in any filing of the Company under the Securities Act of 1933, as amended, or the Securities Exchange Act of 1934, as amended, whether made before or after the date hereof and irrespective of any general incorporation language in any such filing.

Certain Relationships and Related Transactions

      Except for the compensation agreements and other arrangements that are described under the sections above entitled “Director Compensation,” “Employment Agreements,” and “Change of Control and Severance Arrangements,” and the agreements and transactions described under the subsection below entitled “Transactions with Directors, Executive Officers and 5% Stockholders,” there was not during our fiscal year ended December 31, 2002, nor is there currently proposed, any transaction or series of similar transactions to which the Company was or is to be a party in which the amount involved exceeds $60,000 and in which any director, executive officer, 5% stockholder or any member of the immediate family of any of the foregoing persons had or will have a direct or indirect material interest.

Transactions with Directors, Executive Officers and 5% Stockholders

      Voting Agreements. In connection with the ORiNOCO Acquisition and the October 8, 2002 special meeting of our stockholders held for the purpose of approving certain related transactions, Jonathan N. Zakin, our Chairman and Chief Executive Officer who had the power to vote approximately 4.3% of our outstanding common stock as of the record date for that special meeting, and affiliates of Ripplewood Investments LLC that beneficially owned approximately 27% of the outstanding shares of our common stock as of the record date for that special meeting, agreed to vote their shares in favor of the proposal at the special meeting. In exchange for their voting agreement, these affiliates of Ripplewood Investments LLC were released, as of the record date for that special meeting, from the transfer restrictions imposed on their shares arising under the stockholders’ agreement they entered into with us on January 16, 2002 in connection with the Merger.

      Indebtedness of each of Amir Zoufonoun, Nancy Huber and Fred Corsentino. On January 31, 2000, Mr. Zoufonoun issued a promissory note to us in the amount of $465,500 in connection with his purchase of 950,000 shares of our common stock. On February 16, 2000, Ms. Huber issued a promissory note to us in the amount of $93,100 in connection with her purchase of 190,000 shares of our common stock and, on February 25, 2000, Mr. Corsentino also issued a promissory note to us in the amount of $93,100 in connection with his purchase of 190,000 shares of our common stock. The principal amount of each promissory note is payable on the earlier of (i) the thirtieth day after we exercise a right to repurchase the employee’s shares of our common stock and under the related stock purchase agreement for such employee, or (ii) the tenth anniversary of the promissory note. Each of Ms. Huber and Messrs. Zoufonoun and Corsentino was serving as an executive officer of the Company at the time the respective note was issued to us and each was serving as an executive officer of the Company for all or a portion of the fiscal year ended December 31, 2002.

      The notes accrue interest at a rate of 8% per year, compounded annually. The largest aggregate amount of indebtedness outstanding during the year ended December 31, 2002 was $574,159 in respect of the note issued by Mr. Zoufonoun, $114,505 in respect of the note issued by Ms. Huber and $114,322 in respect of the note issued by Mr. Corsentino. The amount of indebtedness outstanding as of April 4, 2003 was approximately $583,750 in respect of the note issued by Mr. Zoufonoun, $116,423 in respect of the note issued by Ms. Huber and $116,240 in respect of the note issued by Mr. Corsentino.

      Each of Ms. Huber and Messrs. Zoufonoun and Corsentino also entered into pledge agreements pursuant to which we hold a first priority security interest in the shares of our common stock purchased by each such individual in connection with her or his respective note, the options to purchase shares of our common stock granted by the Company to such individual, the shares received pursuant to the exercise of any such options, and the proceeds received upon sale of any such shares purchased or received in connection with the foregoing (the “Collateral”). Under the pledge agreement with each of them, we have the right to reclaim such collateral in the event of default under the terms of the respective note. In the event any amounts outstanding under the note are not satisfied following any such reclamation of Collateral and our use of related proceeds to offset amounts outstanding under the note, we are entitled to seek recourse from the employee’s other personal assets or income for up to half of the principal amount of the loan.

      Guaranty of Indebtedness of David C. King; Indebtedness of David C. King. Mr. King’s employment agreement, as amended, provides for the assumption by the Company of Proxim, Inc.’s guaranty of Mr. King’s obligations concerning certain margin accounts. In March 2001, Proxim, Inc. entered into a guaranty in favor of an investment bank, guaranteeing up to $5 million of the obligations of Mr. King, who was then serving as Proxim, Inc.’s Chief Executive Officer, to that investment bank. In consideration for this guaranty, Mr. King entered into a reimbursement and security agreement with Proxim, Inc. pursuant to which Mr. King is obligated, among other things, to pay a guaranty fee to Proxim, Inc. or any successor company. In October 2002, following a decline in the share price of our common stock, the investment bank demanded that Mr. King deposit sufficient funds into his account to discharge his indebtedness. After making certain payments to the investment bank, Mr. King indicated that he was unable to promptly pay the remaining

$5 million of debt in his margin account. The investment bank called the Company’s guaranty and the Company made a payment to the investment bank of $5 million on October 15, 2002. In January 2003, Mr. King made a cash payment of $500,000 to the Company. We assessed the recoverability of the remaining balance of the loan with respect to Mr. King’s current financial position and recorded an impairment charge of $4.5 million in the fourth quarter of 2002. This charge does not constitute forgiveness of Mr. King’s indebtedness to the Company. Mr. King remains subject to the terms and conditions of the reimbursement and security agreement and is obligated to reimburse the Company for payments that the Company made to the investment bank under the guaranty.

      Financial Services. Broadview International LLC acted as one of the Company’s financial advisors in connection with the ORiNOCO Acquisition and also acted as financial advisor to Proxim, Inc. in connection with the Merger. Broadview International LLC received customary fees and reimbursement of its expenses in connection with these transactions. Broadview Holdings LLP, the parent of Broadview International LLC, is a member of Broadview Capital LLC and Broadview Capital Partners Management LLC, which serve as Manager and General Partner, respectively, of each of Broadview Capital Partners LP, Broadview Capital Partners Qualified Purchaser Fund LP and Broadview Capital Partners Affiliates Fund LLC (collectively, “Broadview Capital”). Broadview Capital is a beneficial holder of greater than five percent of our Series A preferred stock. We believe that the services performed by Broadview International LLC have been provided on terms no more favorable than those with unrelated parties.

      Legal Services. Effective as of March 26, 2002, the law firm of Wilson Sonsini Goodrich & Rosati, Professional Corporation, serves as outside general corporate counsel to the Company. Mr. Saper, a director of the Company, is a member of Wilson Sonsini Goodrich & Rosati, Professional Corporation. We believe that the services performed by Wilson Sonsini Goodrich & Rosati, Professional Corporation, have been provided on terms no more favorable than those with unrelated parties.

Audit Committee Report

      This section of the proxy statement will not be deemed incorporated by reference by any general statement incorporating by reference this proxy statement into any filing under the Securities Act of 1933, as amended, or under the Securities Exchange Act of 1934, as amended, except to the extent that we specifically incorporate this information by reference, and will not otherwise be deemed filed under such Acts.

      From January 1, 2002 until March 26, 2002, our audit committee consisted of three directors who qualify as independent under Rule 4200 of the NASD, Messrs. Aihara, Crisp and Seedman, and one director who was not independent under the Rule, Mr. Hendren. Since March 26, 2002, our audit committee has consisted of three directors who qualify as independent under Rule 4200 of the NASD, Messrs. Gilmore, Saper and Wright. The audit committee operates under a written charter that was approved and adopted by our Board of Directors in June 2000 and under legal and regulatory requirements promulgated by the Securities and Exchange Commission and the Nasdaq National Market. Historically, the then-current members of the audit committee have recommended, and our Board of Directors has appointed, the Company’s independent accountants. The audit committee now has full authority to engage the Company’s independent accountants and to approve the scope of audit and non-audit services. For the fiscal year ended December 31, 2002, PricewaterhouseCoopers LLP served as our independent accountants. For the fiscal years ended December 31, 2001 and 2000, Arthur Andersen LLP served as our independent accountants. The engagement of PricewaterhouseCoopers LLP to replace Arthur Andersen LLP as our independent accountants for fiscal year 2002 is discussed below in the section entitled “Independent Public Accountants.”

      Management is responsible for the Company’s financial reporting process including its system of internal control, and for the preparation of consolidated financial statements in accordance with generally accepted accounting principles. The independent accountants are responsible for performing an independent audit of our consolidated financial statements in accordance with generally accepted auditing standards and to issue a report thereon. The audit committee’s responsibility is to monitor and review these processes.

      In this context, the audit committee for the fiscal year ended December 31, 2002 met and held discussions with management and PricewaterhouseCoopers LLP. Management represented to the audit committee that our consolidated financial statements were prepared in accordance with generally accepted accounting principles, and the audit committee reviewed and discussed the consolidated financial statements with management and PricewaterhouseCoopers LLP. The audit committee discussed with PricewaterhouseCoopers LLP the matters required to be discussed by the Statement on Auditing Standards No. 61 (Communication with Audit Committees).

      PricewaterhouseCoopers LLP also provided to the audit committee the written disclosures required by Independence Standards Board Standard No. 1 (Independence Discussions with Audit Committees), and the audit committee discussed with PricewaterhouseCoopers LLP that firm’s independence as our accountants for the fiscal year ending December 31, 2003.

      Based upon the audit committee’s review and discussion with management and PricewaterhouseCoopers LLP and the audit committee’s review of the representation of management and the report of PricewaterhouseCoopers LLP to the audit committee, the audit committee recommended that our Board of Directors include the audited consolidated financial statements in our annual report on Form 10-K for the fiscal year ended December 31, 2002, filed with the Securities and Exchange Commission.

THE 2002 AUDIT COMMITTEE

Merle L. Gilmore
Jeffrey D. Saper
Joseph R. Wright, Jr.

INDEPENDENT PUBLIC ACCOUNTANTS

      PricewaterhouseCoopers LLP served as our independent public accountants and auditors for the fiscal year ended December 31, 2002 and Arthur Andersen LLP served as our independent public accountants and auditors for the fiscal years ended December 31, 2001 and 2000. On March 21, 2002, our Board of Directors, upon recommendation of the audit committee, made a determination not to engage Arthur Andersen LLP as the Company’s independent accountants and, on March 26, 2002, engaged PricewaterhouseCoopers LLP to serve as our independent accountants for the fiscal year ended December 31, 2002. Arthur Andersen’s reports on our consolidated financial statements for each of the years ended December 31, 2001 and 2000 did not contain an adverse opinion or disclaimer of opinion, nor were they qualified or modified as to uncertainty, audit scope or accounting principles.

      During the years ended December 31, 2001 and 2000 and through the date of our engagement of PricewaterhouseCoopers LLP, there were no disagreements with Arthur Andersen LLP on any matter of accounting principles or practices, financial statement disclosure, or auditing scope or procedure which, if not resolved to Arthur Andersen’s satisfaction, would have caused them to make reference to the subject matter in connection with its report on the Company’s consolidated financial statements for such years; and there were no reportable events as specified in Item 304(a)(1)(v) of Regulation S-K.

INDEPENDENT ACCOUNTANT’S FEES

      PricewaterhouseCoopers LLP billed the Company the following fees in the fiscal year ended December 31, 2002:

      Audit fees: $505,000

      Financial information systems design and implementation fees: none

      All other fees: $300,000

      Our audit committee determined that PricewaterhouseCoopers LLP’s provision of non-audit services was compatible with maintaining PricewaterhouseCoopers LLP’s independence during the fiscal year ended December 31, 2002.

ANNUAL REPORT ON FORM 10-K

      THE COMPANY IS REQUIRED TO FILE AN ANNUAL REPORT ON FORM 10-K WITH THE SECURITIES AND EXCHANGE COMMISSION. A COPY OF THE COMPANY’S ANNUAL REPORT ON FORM 10-K FOR THE YEAR ENDED DECEMBER 31, 2002 IS DELIVERED TOGETHER WITH THIS PROXY STATEMENT.

OTHER MATTERS

      The Board of Directors knows of no other matters that will be presented for consideration by the stockholders at the annual meeting. If any other matters are properly brought before the stockholders at the annual meeting, it is the intention of the persons named on the accompanying proxy to vote on those matters in accordance with any recommendation by the Board of Directors.

By Order of the Board of Directors,

Keith E. Glover
Executive Vice President,
Chief Financial Officer and Secretary

Sunnyvale, California

April [xx], 2003

PROXY

PROXIM CORPORATION

PROXY SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS
ANNUAL MEETING OF STOCKHOLDERS, MAY 29, 2003

     The undersigned stockholder of Proxim Corporation (the “Company”) hereby appoints Jonathan N. Zakin and Keith E. Glover, and each of them, with power of substitution to each, true and lawful attorneys, agents and proxyholders of the undersigned, and hereby authorizes them to represent and vote, as specified herein, all the shares of common stock of the Company held of record by the undersigned as of April 4, 2003, at the 2003 annual meeting of stockholders of the Company to held on Thursday, May 29, 2003 at 10:00 a.m. local time at Company’s principal executive offices located at 935 Stewart Drive, Sunnyvale, California 94085 and at any adjournment or postponement thereof.

CONTINUED AND TO BE SIGNED ON REVERSE SIDE

Your vote is important. Please vote immediately.

VOTE-BY-TELEPHONE

1. Read the accompanying proxy statement and proxy card.

2. Call the toll-free number 1-877-PRX-VOTE (1-877-779-8683).

3. Enter your Voter Control Number located on your proxy card above your name and follow the easy recorded instructions.

PLEASE DO NOT RETURN YOUR PROXY CARD IF YOU ARE VOTING BY TELEPHONE

—DETACH HERE IF YOU ARE RETURNING YOUR PROXY BY MAIL—

☒   Please mark votes as in this example

The shares represented by this proxy will be voted in the manner directed. In the absence of any direction, the shares will be voted FOR Proposals 1, 2 and 3. The undersigned acknowledges receipt of the notice of annual meeting of stockholders and proxy statement dated April [xx], 2003.

Please mark, sign and date this proxy and return it promptly whether you plan to attend the meeting or not. If you do attend, you may vote in person if you desire.

Proposal I:	To elect two Class III directors to hold office until the 2006 annual meeting of stockholders.

Nominees:	(01) Jeffrey D. Saper and
(02) Joseph R. Wright, Jr.

FOR	WITHHELD
☐	☐

☐		☐	MARK HERE FOR ADDRESS
CHANGE AND NOTE BELOW
For all nominees except as noted above

Proposal 2:	To approve the proposed amendment to the Proxim Corporation Amended and Restated Certificate of Incorporation to increase the total number of shares of stock that the Corporation shall have the authority to issue from 325,000,000 to 425,000,000, to make corresponding adjustments in the number of shares of such authorized common stock designated as Class A common stock and Class B common stock, and to reflect certain related voting rights of Series A preferred stock.

	FOR	AGAINST	ABSTAIN
	☐	☐	☐

Proposal 3:	To ratify the appointment of PricewaterhouseCoopers LLP as independent accountants of the Company for the fiscal year ending December 31, 2003.
	FOR	AGAINST	ABSTAIN
	☐	☐	☐

Proposal 4:	In their discretion, the proxyholders are authorized to vote upon such other business as may properly come before the meeting, or any adjournment or postponement thereof.

Please sign exactly as name appears hereon. Joint owners should each sign. Trustees and others acting in a representative capacity should indicate the capacity in which they sign and give their full title. If a corporation, please sign in full corporate name by an authorized officer. If a partnership, please sign in partnership name by an authorized person.

Signature	Date	Signature	Date